PETMED EXPRESS, INC.

QUARTER AND FISCAL YEAR ENDED MARCH 31, 2017

CONFERENCE CALL TRANSCRIPT

MAY 8, 2017 AT 8:30 A.M. ET

Coordinator:

Thank you everyone and welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds conference call to review the financial results for the fourth fiscal quarter and fiscal year ending March 31, 2017.  At the request of the Company, this conference call is being recorded.  Founded in 1996, 1-800-PetMeds is America’s largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumers. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the PedMed’s family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery.  At this time, I’d like to turn it over the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom.  Bruce, you may begin.

Bruce Rosenbloom:

Thank you. I would like welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen only until the question and answer session, which will be later in the call.  Also, certain information that will included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs, as well assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.  Now, let me introduce today’s speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds, Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome and thank you for joining us. Today, we will review the highlights of our financial results. We’ll compare our fourth fiscal quarter and fiscal year ended on March 31st, 2017 to last year’s quarter and fiscal year ended on March 31st, 2016.

For the fourth fiscal quarter ended March 31st, 2017, our sales were $63.0 million compared to sales of $55.4 million for the same period the prior year, an increase of 14%. For the fiscal year ended on March 31st, 2017, sales were $249.2 million compared to $234.7 million for the prior fiscal year, an increase 6.2%. The increases in sales for the quarter and the fiscal year were due to increases in new order and reorder sales. The average order value was approximately $86 for the quarter compared to $83 for the same quarter the prior year.

For the fourth fiscal quarter, net income was $7.5 million or $0.37 diluted per share compared to $5.4 million or $0.27 diluted per share for the same quarter the prior year, an increase to net income of 38%. For the fiscal year, net income was $23.8 million or $1.17 diluted per share compared to $20.6 million or $1.02 diluted per share a year ago, an increase to net income of 16%. The accelerated increase in net income for the quarter was mainly due to increases in gross profit margins, as a result of sales shifting to higher margin items.

New order sales increased by 17% to $10.9 million for the quarter compared to $9.4 million for the same period the prior year. For the fiscal year, new order sales increased by 10% to $42.9 million compared to $39.1 million for the prior year. Reorder sales increased by 13% to $52.1 million for the quarter compared to reorder sales of $46.0 million for the same quarter the prior year. For the fiscal year, reorder sales increased by 5.5% to $206.3 million compared to $195.6 million for the prior year.

Exhibit 99.1 Page 1 of 4

We acquired approximately 126,000 new customers in our fourth fiscal quarter compared to 116,000 for the same period the prior year, and we acquired approximately 514,000 new customers in the fiscal year compared to 489,000 for the prior year. For the quarter, approximately 83% of our sales were generated on our website, compared to 82% for the same period the prior year. The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak season with fall and winter being the off-season.

For the fourth fiscal quarter, our gross profit as a percent of sales was 35.1% compared to 31.9% for the same period a year ago. For the fiscal year, our gross profit as a percent of sales was 31.8% compared to 32.5% for the prior year. The percentage increase for the quarter can mainly be attributed to a shift in sales to a higher margin items, and the percentage decrease for the year can be mainly be attributed to additional discounts given to customers to increase sales.

Our general and administrative expenses as a percent of sales was 8.9% for the quarter compared to 9.3% for the same quarter the prior year, and for the fiscal year, it was relatively flat at 9.2% compared to 9.1% for the prior year. For the quarter, we will able to leverage the G&A with increased sales.

For the quarter, we spent $4.4 million in advertising compared to $3.7 million for the same quarter the prior year, an increase of 17%. For the fiscal year, our spending was $17.7 million for advertising compared to $21.8 million for the prior fiscal year, a decrease of 19%. The decrease for the year was due to our discontinuing advertising that was not cost effective. Advertising costs of acquiring a customer for the quarter was approximately $35.00 compared to $32.00 for the same quarter the prior year, and for the fiscal year, it was $34.00 compared to $45.00 for the prior fiscal year.

We had $58.7 million in cash and cash equivalents and $20.2 million in inventory with no debt as of March 31st, 2017. Net cash from operations for the fiscal year was $47.2 million compared to $21.1 million for the prior fiscal year. The majority of the increase was due to an increase in accounts payable and a reduction in inventory, in addition to an increase in net income. Capital expenditures were $10.6 million for the fiscal year, updating our infrastructure in our new facility.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you. We will now begin the question and answer session of today’s question.  If you would like to ask a question, please press star followed by the number 1 on your phone, and mute your phone and record your name. To cancel the question, press star followed by the number 2. We have a couple of questions on queue. Yes? And the first question is coming from Kevin Ellich. Your line is now open.

Kevin Ellich:

Good morning, Mendo. Thanks for taking the questions. I have a few for you, starting with gross margin. You called out product mixed shift. Can you give us a little bit more color in terms what you’re seeing? Are you guys selling more of the oral flea and tick products? Can you give us any specifics behind, I guess, any of that shift?

Mendo Akdag:

All I’m going to say is there’s shift to new generation medications.

Kevin Ellich:

Okay. That’s fine. And then, customer acquisition cost did increase about 8% as you called out. You know, what drove that increase? Is it really, you know, I know you guys are shifting to more online advertising versus TV. But, you know, what drove that increase and how should we think about that going forward? And I have one follow up.

Mendo Akdag:

In the quarter, we spent about 17% more in advertising. So, when you spend more, usually it’s going to be less cost effective. So, the cost typically increases.

Kevin Ellich:

But there were, just to be clear, there was no shift back to TV or anything like that?

Exhibit 99.1 Page 2 of 4

Mendo Akdag:

No.

Kevin Ellich:

Okay. Great. And then competitive landscape views, just wondering, you know, what’s going on? What your view is given, you know, Amazon announced they’re shutting down Quidsi which has Wag.com and then Chewy got acquired by PetSmart. So, what’s your big picture for the business and the industry?

Mendo Akdag:

Well, as far as M&A are concerned, it depends on what they do differently, if anything. So, it remains to be seen. The competition was fairly similar in the March quarter to what we experienced same period last year, and as I pointed out, there’s the shift to new generation medications.

Kevin Ellich:

Okay. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. The next question is coming from Erin Wright from Credit Suisse. Erin, you line is now open.

Hong:

Hi, this is actually Hong for Erin.  Thank you for taking our questions and just a couple from us.  Can you talk about sort of what drove the uptick in new customers this quarter? Was it the new advertising initiative or better attraction on existing advertising? Do you think it’s correlated to underlying demand trends and sort of broader pet ownership? And should this be the run rate that we think about going forward?

Mendo Akdag:

We spent in more in advertising, about 17% more and the weather was probably warmer - and it might have played a role. West coast was colder, but the rest of the country was warmer compared to the same quarter last year.

Hong:

Okay. Great. Thank you. And how much of your prescription business is generics? And do you sort of think they play a meaningful role?

Mendo Akdag:

We do not disclose that.

Hong:

Okay. Great. Thanks for taking our questions.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you. The next question is coming from Anthony Lebiedzinski from Sidoti and Company. Anthony, your line is now open.

Anthony Lebiedzinski:

Thank you. Good morning. Just a couple of questions and yes, thank you for taking the questions. So, first, I just wanted to get, a little bit more, as far as reasons for the average order value increase?

Mendo Akdag:

It’s higher priced items. The sales shifted to higher priced items.

Anthony Lebiedzinski:

Okay, and as far as the, you know, looking at the gross margin increase and then you called out in the script, Mendo, obviously, for the quarter higher margin items. You know, (unintelligible), however, if I look at the 1st quarter through the 3rd quarter. You know, you did have pressure on the gross margin due to additional discounts. So, kind of going forward, how we should think about, you know, the gross margin? Is this trend toward higher margin items sustainable? Or, is this more of a kind of one off quarter? And then how are you thinking about discounting on a go forward basis?

Mendo Akdag:

Going forward, it’s going to depend on the sales product mix and how the competition behaves price wise. So, it’s difficult to say.

Exhibit 99.1 Page 3 of 4

Anthony Lebiedzinski:

Right. Right. And, in the past, you know, typically you’ve seen lower margins in your summer quarters because of the flea and tick season. Is that something that you still anticipate?

Mendo Akdag:

That trend should continue. Yes, we do anticipate that.

Anthony Lebiedzinski:

Okay. Great. And lastly, just as a quick balance sheet question. So, you called out the increase in the accounts payable. You know, it was quite a bit higher versus a year ago. Was this just a timing issue or was there anything else there that we should know about?

Mendo Akdag:

I would say just the timing issue.  You have anything else to add, Bruce?

Bruce:

No.

Mendo Akdag:

Yes, just a timing issue.

Anthony Lebiedzinski:

Okay. All right. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Thank you, Anthony. As a reminder to the participants if you’d like to ask a question, press Star, 1, and record your name. Our next question on queue is coming from Kevin Ellich. Kevin, your line is now open.

Kevin Ellich:

Hey, you guys have answered a lot of the questions. But just one on cash flow, particularly a very strong cash flow quarter for you guys. Could you prioritize your, the uses, are you going to pay down any debt? And then, Bruce, could you put any goal posts around expectations for free cash flow this year and capex?

Mendo Akdag:

As you know, you know we’re paying dividends, so it’s $.20 for this quarter now. We have a stock buyback plan, which we haven’t used in a while. We have, our capex will, it was going to be in a maintenance mode. It will probably be just to give you a rough idea, half million to $1.0 million range for this fiscal year.

Kevin Ellich:

Is that quarterly or for the full year, Mendo?

Mendo Akdag:

For the full year.

Kevin Ellich:

For the full year, got you. And then lastly, do you have any target, you know, objective for advertising spend for the year?

Mendo Akdag:

We are anticipating that we’re going to spent more money on advertising compared to the last fiscal year, with a caveat that it will depend on return on investment.

Kevin Ellich:

Can you tell us what the benchmark or hurdle is that you’re looking for that return?

Mendo Akdag:

No, I’m not going to comment on that.

Kevin Ellich:

Great. Thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

We show no further questions on queue. I’ll the turn the call over again to Mendo.

Mendo Akdag:

Thank you. In fiscal 2018, we are focusing on continuing to increase sales and improve our service levels. This wraps up today’s conference call. Thank you for joining us.  Operator, this ends the conference call.

Coordinator:

That concludes today’s conference. Thank you for your participation. You may disconnect at this time.

Exhibit 99.1 Page 4 of 4